SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[ x] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

GOLDEN ISLES FINANCIAL HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ x] No fee required.
[  ] Fee computed on table below per Exchange Act Rules 14a-
     6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[  ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:



GOLDEN ISLES FINANCIAL HOLDINGS, INC.
200 Plantation Chase
St. Simons Island, Georgia 31522


February 13, 1997



Dear Shareholders:

     Many of you have asked us about what will occur between now and the special stockholders' meeting scheduled for March 11, 1997 and what will occur at the meeting. Your Board of Directors wanted to let you know what you can expect.

     At the special meeting, the shareholders will vote on two proposals made by Mr. Greg Junkin, Mr. Scott Junkin and Mr. Paul Lockyer (collectively, the Junkin Group). The first proposal is to remove certain present directors from the Board and elect two new directors named by the Junkin Group. The second proposal is to enlarge the Board by five members and to elect five additional members to be named by the Junkin Group.

     The Board voted 6 to 2 (with only Mr. Greg Junkin and Mr. Paul Lockyer voting against) to oppose the two proposals. Within the next couple of days, the Board will be sending you proxy material describing why it opposes these proposals, along with an orange proxy card asking you to vote against these proposals. Mr.Greg Junkin has sent separate proxy materials soliciting support for the proposals, along with a proxy card asking you to vote in favor of the proposals. WE STRONGLY ENCOURAGE YOU TO CAREFULLY READ BOTH PROXY STATEMENTS BEFORE CHOOSING THE CARD NAMING YOUR SELECTED PROXIES AND CASTING YOUR VOTE.


     You do not have to vote by way of the proxy card. You may come to the meeting and vote in person if you choose. Even if you return a proxy card, you may still come to the meeting and vote in person if you choose. Sending in the proxy card does not preclude you from attending the meeting or from casting your vote in person. ABOVE ALL, IT IS IMPORTANT THAT YOU VOTE - EITHER
BY SENDING IN A PROXY CARD AND/OR COMING TO THE SPECIAL MEETING.

     If you have any questions, please feel free to contact any one of the undersigned directors.

February 13, 1997
Page 2

Very truly yours,

/s/ L. Mac Harden
L. Mac Harden

/s/ Kermit Keenum
Kermit Keenum

/s/ Jimmy D. Veal
Jimmy D. Veal

/s/ Michael D. Hodges
Michael D. Hodges

/s/ Russell C. Jacobs, Jr.
Russell C. Jacobs, Jr.

/s/ J. Thomas Whelchel
J. Thomas Whelchel